EXHIBIT 10.6


                                     [DATE]


[NAME]
[ADDRESS]

Dear [NAME]:

U.S. Bancorp recognizes that your contribution to the growth and success of the Company (as defined herein) has been substantial and desires to assure the Company of your continued employment. In this connection, the Board of Directors (as defined herein) recognizes that, as is the case with many publicly held companies, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, the Company previously entered into a letter agreement with you dated [DATE] (the "Prior Agreement") providing for certain severance benefits in the event your employment with the Company is terminated subsequent to a "Change in Control" (as defined in the Prior Agreement; "Change in Control" as used elsewhere in this Agreement shall have the meaning set forth in this Agreement). Subject to your agreement to the terms of this letter agreement (this "Agreement") as evidenced by

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your signature in the space provided below, you and the Company agree that the
Prior Agreement is hereby terminated and of no further force and effect (except to the extent that the Prior Agreement was effective prior to August 1, 1997, in which case it shall remain effective only with respect to terminations occurring within 24 months following the Partial Change in Control that occurred on August 1, 1997), and the Company agrees that you shall receive the severance benefits set forth in this Agreement in the event your employment with the Company is terminated under the circumstances described below:

1. Term of Agreement. This Agreement will commence on the date hereof and shall continue in effect until the third anniversary of the date hereof; and, commencing on the first anniversary of the date hereof and on each anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than 90 days prior to any such date of automatic extension of this Agreement, the Company shall have given notice that the Agreement will not be so extended; provided, however, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall in all events continue in effect for a period of at least 24 months following a Change in Control; provided, further, that if you become entitled to payments in accordance with Sections 4 and 5 of this Agreement (or assert a claim for such payments) during the term of this Agreement as heretofore described, this Agreement will thereafter survive indefinitely to ensure that you receive all payments and benefits to which you are entitled pursuant to the terms hereof.

2. Definitions. When the following terms are used in this Agreement with initial capital letters, they shall have the following meanings.

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            2.1. "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, but shall not include any Company Entity.

            2.2. "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

            2.3. "Announcement Date" shall mean the date of the public announcement of the transaction, event or course of action that results in a Change in Control.

            2.4. "Anticipatory Termination" shall mean a Termination of Employment as a result of an act or event that occurs prior to a Change in Control and after the Announcement Date and either (i) at the request of any other party to a transaction, or any Person associated with the event or course of events (other than the Company or a Company Entity), that results in a Change in Control, or (ii) otherwise in contemplation of a Change in Control.

            2.5. "Associate" shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

            2.6. "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

            2.7. "Board of Directors" shall mean the board of directors of the Company.

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            2.8. "Cause" shall mean (i) the continued (and in the case of a Full
            Change in Control, willful) failure by you to substantially perform your duties with the Company (other than any such failure resulting from your disability or from termination by you for Good Reason), after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis, (ii) in the case of a Full Change in Control, the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; and in the case of a Partial Change in Control, gross and willful misconduct during the course of employment (regardless of whether the misconduct occurs on the Company's premises), including, but not limited to, theft, assault, battery, malicious destruction of property, arson, sabotage, embezzlement, harassment, acts or omissions which violate the Company's rules or policies (such as breaches of confidentiality), or other conduct which demonstrates a willful or reckless disregard of the interests of the Company or its Affiliates, or (iii) your conviction of a felony which impairs your ability substantially to perform your duties with the Company.

            2.9. "Change in Control" shall mean a Full Change in Control or a Partial Change in Control.

            2.10. "Code" shall mean the Internal Revenue Code of 1986, as amended.

            2.11. "Company" shall mean U.S. Bancorp, a Delaware corporation, or any successor thereto pursuant to Section 8 hereof (including a Resulting Corporation) or by operation of law.

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            2.12. "Company Entity" shall mean the Company, any subsidiary of the
            Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of the voting capital stock of the Company organized, appointed or established for, or pursuant to the terms of, any such plan.

            2.13. "Continuing Director" shall mean any person who is a member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (x) was a member of the Board of Directors as of the date of this Agreement or (y) subsequently becomes a member of the Board of Directors, if such person's initial nomination for election or initial election to the Board of Directors has been approved in advance by the Continuing Directors; provided that any director designated by or on behalf of a Person who has entered into an agreement with the Company (or who is contemplating entering into such an agreement) to effect a consolidation or merger of the Company or a Company Entity, or other reorganization, with or into one or more entities which are not Company Entities, and any director that serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such transaction, shall not be deemed to have received such advance approval for initial nomination or election, and any such director shall not be deemed to be a Continuing Director, in each case solely for the purpose of determining whether the addition of members of the Board of Directors in connection with, or in contemplation of, such transaction results in a Full Change in Control under clause
            (B) of Section 2.16 of this Agreement.

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            2.14. "Date of Termination" shall mean the date specified in the
            Notice of Termination (except in the case of your death, in which case Date of Termination shall be the date of death); provided, however, that if your employment is terminated by the Company, in the case of a Full Change in Control the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to you, except in the case of termination for Cause which may be a shorter period, and if your employment is terminated by you for Good Reason, the date specified in the Notice of Termination shall not be more than 30 days from the date the Notice of Termination is given to the Company. Notwithstanding the foregoing, in the event of an Anticipatory Termination, the Date of Termination shall be deemed to be the date of the Change in Control. If Notice of Termination is given by you for Good Reason (Partial), and prior to the Date of Termination the Company terminates your employment for Cause, the Date of Termination shall be the date specified in the Notice of Termination provided by the Company in connection with the termination for Cause. If Notice of Termination is given by you for Good Reason
            (Full), the Company shall not be entitled to terminate your employment for Cause following such Notice of Termination.

            2.15. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            2.16. "Full Change In Control" shall mean any of the following occurring after the date of this Agreement:

                        (A) the public announcement (which, for purposes of this
            definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any Person that a

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            Person (other than a Company Entity) has become the Beneficial
            Owner, directly or indirectly, of securities of the Company (x) representing 20% or more, but not more than 50%, of the combined voting power of the Company's then outstanding securities unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors or (y) representing more than 50% of the combined voting power of the Company's then outstanding securities (regardless of any approval by the Continuing Directors); or

                        (B) the Continuing Directors cease to constitute a
            majority of the Board of Directors of the Company or the Resulting Corporation, except in accordance with the terms of a Permitted Transaction and except as a result of the death, retirement or disability of one or more Continuing Directors; or

                        (C) any sale, lease, exchange or other transfer (in one
            transaction or a series of related transactions) of all or substantially all of the consolidated assets of the Company and its subsidiaries or the adoption of any plan of liquidation or dissolution of the Company.

            2.17. "Good Reason" shall mean either Good Reason (Full) or Good Reason (Partial).

            2.18. "Good Reason (Full)" shall mean the occurrence of any one or more of the following events, without your express written consent, within 24 months following a Full Change in Control (or prior to a Full Change in Control in the event of an Anticipatory Termination):

                        (A) the assignment to you of any duties inconsistent in
            any respect with your position (including status, offices, titles, and reporting

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            requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Announcement Date or any other action of the Company which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by you;

                        (B) a reduction by the Company in your base salary as in
            effect immediately prior to the Announcement Date (or as in effect following the Announcement Date, if greater);

                        (C) the failure by the Company to provide you total cash
            compensation (consisting of base salary plus cash bonus) with respect to any fiscal year or portion thereof at least equal to the greatest of (i) actual total cash compensation paid to you with respect to the prior fiscal year, (ii) the average annual total cash compensation paid to you with respect to the prior two fiscal years or (iii) if you were not an employee for the entire prior fiscal year, your base salary plus target bonus as in effect immediately prior to the Announcement Date (or as in effect following the Announcement Date, if greater); (total cash compensation "with respect to any fiscal year or portion thereof" shall be determined at the time the bonus with respect to such fiscal year or portion thereof is determined, even if such bonus is determined after the 24-month period following a Full Change in Control, and the bonus portion of cash compensation for services rendered in any portion of a fiscal year within 24 months following a Full Change in Control shall be determined by reference to the pro-rata portion of any annual bonus for such fiscal year);

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                        (D) the Company's requiring you to be based at a
            location that is both outside the same metropolitan area of, and in excess of 30 miles from, the location of your principal office immediately prior to the Announcement Date;

                        (E) the failure by the Company to provide employee
            benefit plans, programs, policies and practices (including, without limitation, retirement plans and medical, dental, life and disability insurance coverage) to you and your family and dependents (if applicable) that provide substantially similar benefits, in terms of aggregate monetary value, to you and your family and dependents (if applicable) at substantially similar costs to you as the benefits provided by those plans, programs, policies and practices in effect immediately prior to the Announcement Date (or as in effect following the Announcement Date, if greater);

                        (F) the failure of the Company to obtain a satisfactory
            agreement from the Resulting Corporation or any other successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 8 hereof; and

                        (G) any purported termination by the Company of your
            employment that is not effected pursuant to a Notice of Termination.

            2.19. "Good Reason (Partial)" shall mean the occurrence of any one or more of the following events, without your express written consent, within 24 months following a Partial Change in Control (or prior to a Partial Change in Control in the event of an Anticipatory Termination):

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                        (A) a reduction by the Company in your base salary as in
            effect immediately prior to the Announcement Date;

                        (B) a reduction by the Company in your annual target
            bonus or maximum bonus award opportunities as in effect immediately prior to the Announcement Date;

                        (C) the Company's requiring you to be based at a
            location that is both outside the same metropolitan area of, and in excess of 30 miles from, the location of your principal office immediately prior to the Announcement Date; and

                        (D) any purported termination by the Company of your
            employment that is not effected pursuant to a Notice of Termination.

                        Any event which may otherwise constitute Good Reason
            (Partial) shall cease to constitute Good Reason (Partial) if you do not have a Termination of Employment within 90 days following such event.

            2.20. "Notice of Termination" shall mean a written notice which sets forth the Date of Termination and, in reasonable detail, the facts and circumstances claimed to provide a basis, if any, for termination of your employment.

            2.21. "Partial Change in Control" shall mean any of the following occurring after the date of this Agreement:

                        (A) a consolidation or merger of the Company or a
            Company Entity, or other reorganization, with or into one or more entities which are not Company Entities, as a result of which less than 60% of the outstanding

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            voting securities of the Resulting Corporation are, or are to be, owned by former shareholders of the Company as determined immediately prior to consummation of such transaction (excluding voting securities of the Resulting Corporation owned, or to be owned, by such shareholders by reason of their ownership prior to such transaction of securities of any entity other than the Company) and as a result of which the Continuing Directors constitute (i) more than 50% of the Board of Directors of the Resulting Corporation or (ii) exactly 50% of the Board of Directors of the Resulting Corporation if the transaction resulting in such event is a Permitted Transaction; or

                        (B) the public announcement (which, for purposes of this
            definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any Person that a Person (other than a Company Entity) has become the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more, but not more than 50%, of the combined voting power of the Company's then outstanding securities if the transaction resulting in such ownership has been approved in advance by the Continuing Directors.

            2.22 "Permitted Director" shall mean a director who was a Continuing Director immediately prior to consummation of a Permitted Transaction and any director who fills a vacancy created by the termination of service as a director or expiration of the term as a director of any Permitted Director if such person was selected solely by the then current Permitted Directors.

            2.23. "Permitted Transaction" shall mean a transaction in which, pursuant to a written agreement between the Company and all Persons who have entered into an agreement with the Company to effect a transaction described

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            in paragraph (A) of the definition of Partial Change in Control, it is agreed that (w) the Chief Executive Officer of the Company immediately prior to the consummation of such transaction shall be the Chief Executive Officer of the Resulting Corporation for not less than three years following consummation of such transaction,
            (x) upon termination of service of any Permitted Director for any reason, including upon death, disability or retirement, prior to the expiration of such director's term during such three-year period, the vacancy thereby created shall be filled by a nominee selected solely by the Permitted Directors, (y) upon expiration of the term of any Permitted Director during such three-year period, the nominee to succeed such director shall be selected solely by the Permitted Directors and (z) the parties will take other appropriate steps to ensure that the Board of Directors of the Resulting Corporation will be evenly divided between Permitted Directors and all directors designated by other parties to the transaction during such three-year period. Notwithstanding the foregoing, such agreement may provide that directors added to the Board of Director (x) pursuant to an expansion of the number of members of the Board of Directors approved by 75% of the then current members of the Board of Directors or (y) pursuant to the terms of any subsequent agreement relating to an acquisition by or of the Company, shall not be subject to the foregoing limitations. The determination of whether a transaction constitutes a Permitted Transaction shall be made at the time of consummation of such transaction, and no subsequent events shall cause such transaction to no longer constitute a Permitted Transaction.

            2.24. "Person" shall have the meaning ascribed to such term as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

            2.25. "Resulting Corporation" shall mean the surviving corporation in any consolidation, merger or other reorganization to which the Company is a party; provided, however, that if the surviving corporation in any such transaction is a subsidiary of another corporation, then the Resulting Corporation is the ultimate parent corporation of such surviving corporation; and provided, further, that in the event of a consolidation, merger or other reorganization to which a Company Entity (other than the Company) is a party, then the Company shall be deemed the Resulting Corporation.

            2.26. "Termination of Employment" shall mean termination of your employment (a) by the Company for any reason other than Cause or (b) by you for Good Reason; but shall not include termination by reason of your death. If Notice of Termination is given by you for Good Reason (Partial), and prior to the Date of Termination the Company terminates your employment for Cause, the termination shall be considered a termination by the Company for Cause and shall not be considered a Termination of Employment.

3.          Termination Procedures.

            3.1. Notice of Termination. Any purported termination of your employment by the Company or you (including a Termination of Employment) (other than by reason of your death) within 24 months following a Change in Control, and any Anticipatory Termination by the Company or you, shall be communicated by a Notice of Termination in accordance with Section 9 hereof. No purported termination by the Company of your employment in such 24-month period (or prior thereto in the event of an Anticipatory Termination) shall be effective if it is not pursuant to a Notice of Termination. Failure by you to provide Notice of Termination shall not limit any of your rights under this Agreement except to the extent

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            the Company can demonstrate that it suffered actual damages by reason of such failure.

            3.2. Participant's Termination Rights. Your right to terminate your employment pursuant to the terms of this Agreement shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason
            (Full) pursuant to the terms of this Agreement. Termination of your employment for Good Reason shall constitute termination for Good Reason for all purposes of this Agreement, notwithstanding that you may also thereby be deemed to have "retired" under any applicable retirement programs of the Company.

4. Qualification for Severance Benefits. Except as otherwise provided in this Section 4, to qualify for a severance payment from the Company or the Resulting Corporation under this Agreement, a Change in Control must occur and you must (a) be an employee of the Company or its Affiliates immediately prior to the time of such Change in Control (or, in the case of an Anticipatory Termination, immediately prior to the Announcement Date), (b) have a Termination of Employment that occurs within 24 months following such Change in Control or have an Anticipatory Termination, and (c) execute an effective general release of all claims against the Company and its Affiliates in the form and manner prescribed by the Company on or before the 60th day following the Date of Termination. Failure to execute the release referenced in the preceding clause (c) in a timely manner will result in a loss of qualification to receive any payments or benefits under this Agreement. Notwithstanding the foregoing, you shall be deemed to have a Termination of Employment within 24 months following a Full Change in Control if the basis for Termination of Employment is Good Reason (Full) and if the reason that the Termination of Employment did not occur within such 24-month period is that cash compensation for services rendered in any portion of a fiscal year within 24 months following a Full Change in Control shall have been determined more than 24 months following a Full Change in Control; provided, that the Termination of Employment occurs within 10 days following determination of cash compensation for such fiscal year or portion thereof. In the event that a Partial Change in Control is followed by a Full Change in Control, commencing on the date of the Full Change in Control, provisions in this Agreement relating to a Full Change in Control shall supersede provisions relating to a Partial Change in Control if you are employed by the Company or its Affiliates on the date of the Full Change in Control. You shall not qualify for a severance payment from the Company or the Resulting Corporation under this Agreement if you have announced in writing, prior to the date the Company provides Notice of Termination to you, the intention to terminate employment or retire (other than pursuant to a Termination of Employment), provided, in the case of retirement, that any earlier termination by the Company or the Resulting Corporation does not result in the diminution of retirement benefits that you would have received if such retirement had occurred on your intended retirement date. Further, you shall not qualify for a severance payment from the Company or the Resulting Corporation under this Agreement if at least 30 days prior to the Announcement Date the Company has announced that the business, line of business, unit, staff group or other identifiable business group, whether or not a legal entity, or operations in any designated geographical area, for which you are at such time employed will be divested, sold, downsized or restructured by the Company and you are informed in writing, prior to the occurrence of the Change in Control, that your employment will terminate as a result of such divestiture, sale, downsizing or restructuring; provided, that determinations and interpretations with respect to this provision shall be in the sole discretion of the Company.

5.          Compensation Upon Termination.

            5.1. Amounts. Upon qualification for severance benefits pursuant to this Agreement, you shall be entitled to the benefits, to be funded from the general assets of the Company, provided below:

                        (A) your full base salary through the Date of
            Termination at the rate in effect at the time Notice of Termination is given;

                        (B) an amount equal to three times the sum of (i) your
            annual base salary in effect at the time Notice of Termination is given or immediately prior to the date of the Change in Control, whichever is greater, plus (ii) the average actual incentive pay for the three fiscal years preceding the year in which the Announcement Date occurs, or, if you were not an employee of the Company for such three-year period, the average actual incentive pay for any prior full fiscal years, or, if you were not an employee of the Company for any such full fiscal year, your annual target bonus potential available at the time Notice of Termination is given or immediately prior to the date of the Change in Control, whichever is greater;

                        (C) for a 36-month period after the Date of Termination,
            the Company will arrange to provide you and your dependents (if applicable) with welfare benefits (including, without limitation, medical, dental, life, and individual disability insurance coverage), perquisites and other employee benefits that provide substantially similar benefits, in terms of aggregate monetary value, to you and your dependents (if applicable) at substantially similar costs to you as the welfare benefits, perquisites and other employee benefits (i) in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater), in the case of a Full Change in Control, or (ii) that would have been provided to you from time to time if you had not had a Termination of Employment, in the case of a Partial Change in Control; but benefits otherwise receivable by you pursuant to this clause (C) shall be discontinued if you obtain full-time employment providing comparable welfare benefits during the 36-month period following such termination;

                        (D) the full amount of any long-term cash incentive
            award for any plan periods then in progress to the extent not provided for in such plan or plans;

                        (E) the year-to-date pro-rata amount of any annual cash
            incentive award for any plan as in effect immediately prior to the Change in Control to the extent not provided for in such plan or plans and the amount of any annual cash incentive award for any plan as in effect for the immediately prior year if you would have received such an award if there had not been a Termination of Employment in the then current year;

                        (F) credit for five (5) additional years of service
            under section1.2.2(c)(iii) of the U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan (or any appropriate successor to such section and/or plan) for purposes of determining the additional years of service with which you will be credited in the formulation of your Accrued SERP benefit in that plan;

                        (G) to the extent not otherwise provided in the
            Company's qualified or non-qualified retirement plans, three (3) additional years of accruals premised on the assumption that you had continued in service with the Company and had received remuneration in the amount determined in accordance with Section 5.1(B) above; and

                        (H) individual outplacement counseling services.

            5.2. Group Disability. The Company shall not be required to continue to provide group disability benefits following your Date of Termination other than with respect to benefits to which you became entitled prior to the Date of Termination and which are required to be paid following such Date of Termination in accordance with the terms of applicable disability plans or policies in effect prior to such Date of Termination.

            5.3. Time and Form of Cash Payments. The cash payments provided for in Sections 5.1(A), (B), (D) and (E) above shall be made not later than 20 days following the date on which all of the qualification requirements set forth in Section 4 are met; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate as determined in good faith by the Company of the minimum amount of such payments and shall pay the remainder of such payments (together with interest from the date of such estimated payment at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than 45 days after the Date of Termination. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable no later than 30 days after demand by the Company (together with interest from the date of such estimated payment at the rate provided in Section 1274(b)(2)(B) of the Code).

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            5.4. Legal Fees and Expenses. The Company shall also pay to you any legal fees and expenses incurred by you (i) as a result of successful litigation against the Company for nonpayment of any benefit hereunder or (ii) in connection with any dispute with any Federal, state or local governmental agency with respect to benefits claimed under this Agreement. If you utilize arbitration to resolve any such dispute, the Company will pay any legal fees and expenses incurred by you in connection therewith.

            5.5. No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise, except as set forth in Section 5.1(C) hereof.

6. Additional Payments. In the event you become entitled to payments under Section 5 of this Agreement, the Company shall cause its independent auditors promptly to review, at the Company's sole expense, the applicability of Section 4999 of the Code to such payments. If such auditors shall determine that any payment or distribution of any type by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional cash payment (a "Gross-Up Payment") within 30 days of such determination equal to an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, your tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis) (including your share of F.I.C.A. and Medicare taxes) then in effect. If no determination by the Company's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed by you, you will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by you in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors or reflected in your tax return pursuant to this Section 6, you shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company within 30 days of such determination.

7. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Company and for which you may qualify, nor shall anything herein limit or reduce such rights as you may have under any other agreement with, or plan, program, policy or practice of, the Company. Amounts which are vested benefits or which you are otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, the Company (including, without limitation, the cash-out of unused vacation days upon termination of employment) shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if you become entitled to benefits under this Agreement, you shall not be entitled to receive payments under any other severance pay plan or program sponsored or maintained by the Company or any of its Affiliates.

8.          Successors.

                        (A) The Company will require the Resulting Corporation
            or any other successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or consolidated assets of the Company and its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled under this Agreement if you met the qualification requirements set forth in Section 4, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination, and Notice of Termination shall be deemed to have been given on such date.

                        (B) This Agreement shall inure to the benefit of and be
            enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate or, if no estate, in accordance with applicable law.

9. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, postage prepaid, addressed to the other party as follows:

                        If to the Company, to:
                        U.S. Bancorp
                        Attention:  Corporate Secretary
                        601 Second Avenue South
                        Minneapolis, Minnesota 55402

                        If to you, to:

                        [NAME]
                        [ADDRESS]

            Either party to this Agreement may change its address for purposes of this Section 8 by giving 15 days' prior notice to the other party hereto.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota.

11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. Arbitration. If you so elect, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. If you do not elect arbitration, you may pursue any and all legal remedies available to you.

14. Effective Date. This Agreement shall become effective as of the date set forth above.

15. Employment. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to continue your current employment status or to change any employment policies of the Company.

            If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

U.S. BANCORP


By
   ------------------------------
   Name:
   Title:



Agreed to and Accepted:



By
   ------------------------------
   Name: